Exhibit 23

Consent of PricewaterhouseCoopers LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-64222) of Panera Bread Company of our report dated June 18, 2004 relating to the financial statements and schedules of the Panera Bread Company Savings Plan which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
June 25, 2004